Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of Chuy’s Holdings, Inc. and its subsidiaries of our reports dated March 10, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Chuy’s Holdings, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Chuy’s Holdings, Inc. and subsidiaries for the year ended December 29, 2019.
We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ RSM US LLP

Austin, Texas
May 5, 2020